[Morris, Nichols, Arsht & Tunnell LLP Letterhead]

October 18, 2017

Oppenheimer Revenue Weighted ETF Trust

6803 South Tucson Way

Centennial, CO 80112-3924

Re: Oppenheimer Revenue Weighted ETF Trust

Ladies and Gentlemen:

We have acted as special Delaware counsel to Oppenheimer Revenue Weighted ETF Trust, a Delaware statutory trust (the “Trust”), in connection with certain matters of Delaware law relating to the issuance of Shares of Oppenheimer Russell 1000 Dynamic Multifactor ETF and Oppenheimer Russell 2000 Dynamic Multifactor ETF, each a Series of the Trust (the “Funds”) (the “Registered Shares”). Capitalized terms used herein and not otherwise herein defined are used as defined in the Third Amended and Restated Agreement and Declaration of Trust of the Trust adopted as of December 23, 2016 (the “Governing Instrument”).

In rendering this opinion, we have examined and relied on copies of the following documents, each in the form provided to us: Post-Effective Amendment No. 49 to Registration Statement No. 333-139501 under the Securities Act of 1933 on Form N-1A of the Trust filed with the Securities and Exchange Commission on or about October 18, 2017 (the “Registration Statement”); the Certificate of Trust of the Trust (the “Certificate”) as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on December 15, 2006 (under the name The TIGERS Revenue Trust), as amended by the Certificate of Amendment thereto as filed in the State Office on December 14, 2007 (reflecting a change in its name to RevenueShares ETF Trust), the Certificate of Amendment thereto as filed in the State Office on December 8, 2010 and the Certificate of Amendment thereto as filed in the State Office on December 17, 2015 (reflecting a change in its name to Oppenheimer Revenue Weighted ETF Trust); the Governing Instrument; the Amended and Restated By-Laws of the Trust effective as of October 12, 2007, as amended by Amendment No. 1 thereto dated September 21, 2015 (as so amended, the “By-Laws”); resolutions of the Board of Trustees of the Trust adopted at a meeting of the Trustees held on June 26-27, 2017 and at a meeting of the Trustees held on October 3, 2017 (collectively, the “Resolutions” and together with the Governing Instrument, the By-Laws and the Registration Statement, the “Governing Documents”); and a certification of good standing of the Trust obtained as of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due formation or organization, valid existence and good standing of each entity that is a signatory to any of the documents reviewed by us under the laws of the jurisdiction of its respective formation or organization; (ii) the due adoption, authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced agreements, instruments, certificates and other documents (including, without limitation, the due adoption by the Board of Trustees of the Resolutions) and of all documents contemplated by the Governing Documents to be executed by investors desiring to become Shareholders; (iii) the payment of consideration for the Shares, and the application of such consideration, as provided in the Governing Documents, and compliance with all other terms, conditions and restrictions set forth in the Governing Documents in connection with the issuance of the Shares; (iv) that no event has occurred subsequent to the filing of the Certificate, or will occur prior to the issuance of the Shares, that would cause a termination or dissolution of the Trust or any Series or Class thereof; (v) that the Trust became, prior to or within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended; (vi) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Instrument and the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Delaware Act”); (vii) the taking of all appropriate action by the Trustees to establish and designate the Series including the Funds as contemplated by the Governing Instrument; (viii) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of Shares; (ix) that the name of Oppenheimer Russell 1000 Dynamic Factor ETF has been duly changed to Oppenheimer Russell 1000 Dynamic Multifactor ETF; (x) that the name of Oppenheimer Russell 2000 Dynamic Factor ETF has been duly changed to Oppenheimer Russell 2000 Dynamic Multifactor ETF; (xi) that the Registered Shares constitute the Shares covered by the Registration Statement; and (xii) that each of the documents examined by us is in full force and effect, expresses the entire understanding of the parties thereto with respect to the subject matter thereof and has not been amended, supplemented or otherwise modified, except as herein referenced. We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents that are contrary to, or inconsistent with the opinions expressed herein. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of any registration or offering documentation relating to the Trust or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that the Registered Shares, when issued to Shareholders and paid for in accordance with the terms, conditions, requirements and procedures set forth in the Registration Statement, will constitute legally issued, fully paid and non-assessable Shares.

We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts, and on the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity (including any Shareholder) with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect. We understand that the firm of Ropes & Gray LLP wishes to rely as to matters of Delaware law on the opinion hereinabove expressed in connection with the rendering of its opinion to you dated on or about the date hereof concerning the transactions contemplated hereby, and we hereby consent to such reliance. Except as provided in the foregoing sentence, this opinion is intended solely for the benefit of the Trust and the Shareholders in connection with the matters contemplated hereby and may not be relied upon by any other person or entity, or for any other purpose, without our prior written consent.

Sincerely,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/ Louis G. Hering

Louis G. Hering

11349652.1